SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  December 9, 2003

(Date of earliest event reported)

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-27610 (Commission File No.)	11-2882328 (IRS Employer Identification Number)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 792-9292

N/A

(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure

On December 9, 2003, LCA-Vision Inc. issued a press release, attached as Exhibit 99.1 hereto, announcing that is has successfully closed its previously announced public offering of 3,000,000 common shares, representing 2,400,000 newly issued shares sold by the Company, and 600,000 shares sold by the Company’s CEO, at a price of $16.50 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: 12/9/03	By: /s/ Alan H. Buckey Alan H. Buckey Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT 99.1

Contacts:

Stephen N. Joffe

Jody Cain

Chairman and CEO

Lippert/Heilshorn & Associates

LCA-Vision Inc.

(310) 691-7100

(513) 792-9292

jcain@lhai.com

LCA-VISION COMPLETES PUBLIC OFFERING

CINCINNATI (December 9, 2003) – LCA-Vision Inc. (NASDAQ NM: LCAV), a leading developer and operator of fixed-site laser vision correction services under the brand name LasikPlus, today announced that it has successfully closed its previously announced public offering of 3,000,000 common shares, representing 2,400,000 newly issued shares sold by the Company, and 600,000 shares sold by the Company’s CEO, at a price of $16.50 per share.  Proceeds of this offering to LCA-Vision were approximately $37.2 million.

LCA-Vision intends to use the net proceeds of the financing to open additional laser vision correction centers, purchase additional technology and equipment, fund potential strategic transactions, and provide working capital for general corporate purposes.

UBS Securities LLC and C.E. Unterberg, Towbin were the managers for the offering.  UBS Securities LLC was the sole book-running manager.

This press release is neither an offer to sell nor a solicitation of an offer to buy LCA-Vision common shares, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

LCA-Vision operates 37 laser vision correction centers, including 34 wholly owned LasikPlus vision centers located in large metropolitan markets throughout the United States, two joint ventures in Canada and one joint venture in Europe.

This press release contains forward-looking statements that are subject to risks and uncertainties that may result in actual results to differ materially from current expectations. For a discussion of risks and uncertainties that LCA-Vision faces, please refer to LCA-Vision’s registration statement relating to the offering and its filings with the Securities and Exchange Commission including, but not limited to its Forms 10-K and 10-Q.

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